Exhibit 10.1

Portions of the agreement (where was marked with “XXXXXX”) have been omitted as per Item 601(b)(10)(iv) of Regulation S-K because it is both not material and is the type that the registrant treats as private or confidential.

Share Transfer Agreement

Of

Jiangxi Huiyi New Energy Co., Ltd.

by and between

Zhejiang Kandi Technologies Group, Co., Ltd.

And

Liao Zongjiang, Liao Chunsheng, Liao Caijin

Table of Contents

Chapter I	Definition and Interpretation	2

Article 1	Definition and Interpretation	2

Chapter II	Transfer of Shares	3

Article 2	Transfer of Shares	3

Article 3	Calculation and Payment of Transfer Price and Share Delivery	3

Article 4	Prerequisite for Payment of Transfer Price	4

Article 5	Taxes and Expenses	4

Chapter III	Representation and Warranty by Both Parties	4

Article 6	Representation and Warranty Made by Both Parties	4

Chapter IV	Representation and Warranty Made by Transferors	5

Article 7	General Representation and Warranty Made by Transferors	5

Article 8	Special Representation and Warranty Made by Transferors	5

Chapter V	Representation and Warranty Made by Transferee	6

Article 9	Representation and Warranty Made by Transferee	6

Chapter VI	Employees	7

Article 10	Employees	7

Chapter VII	Confidentiality	7

Article 11	Confidentiality	7

Chapter VIII	Breach of Contract .	7

Article 12	Liability for Breach of Representation and Guaranty	7

Article 13	Liability for Breach of Contract	8

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Chapter IX	Force Majeure	8

Article 14	Force Majeure	8

Chapter X	Settlement of Disputes	8

Article 15	Arbitration	8

Chapter XI	Applicable Laws	8

Article 16	Applicable Laws	8

Chapter XII	Miscellaneous	8

Article 17	Waiver	8

Article 18	Transfer	8

Article 19	Amendment	8

Article 20	Severabillity	9

Article 21	Languages	9

Article 22	Validity	9

Article 23	Notice	9

Article 24	Entire Agreement	9

Article 25	Special Agreement	9

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This Share Transfer Agreement (hereinafter referred to as this “Agreement”) is signed by and between the following parties in Jinhua City, Zhejiang Province, People’s Republic of China on July 13, 2021.

Party A: Zhejiang Kandi Technologies Group, Co., Ltd. (hereinafter referred to as “the Transferee”)

Legal Representative: Hu Xiaoming

Party B: Liao Jiangzong, Liao Chunsheng, Liao Caijin (hereinafter referred to as “the Transferors”)

Liao Zongjiang’s ID Number: XXXXXX

Liao Chunsheng’s ID Number: XXXXXX

Liao Caijin’s ID Number: XXXXXX

The transferors and transferee are hereinafter collectively referred to as the “parties” and individually as a “party”.

Whereas:

(1) Jiangxi Huiyi New Energy Co., Ltd. (hereinafter referred to as “Jiangxi Huiyi”) is a limited liability company established and existing legally in accordance with the laws of China, covering an area of 120 mu, with an intelligent production line of 18650 lithium batteries with a daily output of 250000 and an annual capacity of 0.7gwh. Jiangxi Huiyi is a national science and technology-based small and medium-sized enterprise, and a national high-tech enterprise; it has passed the certifications of System 9001, 180011, and 4001; it is also an import and export trade declaration unit, an entry-exit inspection and quarantine inspection enterprise; the vice president unit of China Lithium Battery Industry Association; member of China chemical and physical power industry association; vice president unit of China lithium batteries hundred-people assembly; member of the special working group on safety standards for lithium ion batteries of the Ministry of industry and information technology; observer of National Bicycle Standardization Committee; member of working group drafting electric scooter quality standard; member of electric scooter branch of Beijing infringement and shoddy goods. It has won the most valuable investment award in China’s lithium battery industry, the best new brand award in China’s lithium battery industry of the year, the “annual customer trust brand” of Gaogong lithium battery website, district’s major investment award, district’s small and medium-sized enterprise growth award and the district’s tax contribution award. In connection with core technology, the capacity of IFR18650-2000mAh and 18650 lithium iron phosphate battery is more than 2000mAh, much higher than 1400-1500mAh in the industry, and the cycle life is more than 2000 cycles, ranking the first in the world in 18650 system by precisely controlling the grain size and compaction density of cathode material. IFR18650-2000mAh lithium iron phosphate battery won the second prize of Jiangxi excellent new product. The cycle life of the 3C power 18650-2000mah lithium iron phosphate battery is more than 2000 cycles, which is the world first in 18650 system. The cycle life of 18650-1500mAh high power lithium iron phosphate battery is more than 500 cycles with the maximum discharge current is 15C. The cycle life of 18650-2000mAh ternary lithium battery is more than 500 cycles with the maximum discharge current is 3C. The cycle life of 18650-2600mah ternary lithium battery is more than 800 cycles with the maximum discharge current is 3C;

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(2) The transferors have 100% ownership interest in Jiangxi Huiyi, of which Liao Zongjiang holds 60%, Liao Chunsheng 21% and Liao Caijin 19%. The transferors can fully exercise all of its rights as shareholders of Jiangxi Huiyi, and intend to transfer all (100%) equity of Jiangxi Huiyi to the transferee according to the terms and conditions agreed in this Agreement;

(3) In order to extend industrial chain, making the enterprise stronger and bigger, the transferee is willing to acquire all (100%) shares of Jiangxi Huiyi held by the transferors pursuant to the conditions and terms under this Agreement.

For this end, based on the principle of equality and mutual benefit, through friendly consultation, both parties agree to reach the following agreement in accordance with relevant laws and regulations:

Chapter I Definitions and Interpretations

Article 1 Definitions and Interpretations

1.1 In this Agreement, unless the context otherwise indicates, the following abbreviations shall have the following meanings:

“Jingxi Huiyi” refers to Jiangxi Huiyi New Energy Co., Ltd., a limited liability company established under the laws of the RPC with the registered capital of RMB50 million yuan, its social credit code is 91360504MA35LA4D0X, located at 919 Longteng Road, High-tech Development Zone, Xinyu City, Jiangxi Province.

“China” refers to the People’s Republic of China. For the purpose of this Agreement, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan region.

“Claims” refers to all of claims, demand, judgement liabilities, damages, costs and expenses (including attorney fee and litigation cost, among others) .

“Execution Date” refers the signing date of this Agreement.

“Encumbrances” refers to mortgage, transfer, lien, pledge, retention of title and establishment of acquisition right, security interests, options and preemptive rights, as well as other restrictions and conditions, including:

(a)	Any right and power granted or reserved to affect the share transfer; or

(b)	Affecting the right or power to transfer share by trust transfer, lien, pledge authorization or other forms; or

(c)	Ensuring to perform the debts in the form of guarantee.

“Materially Adverse Change”: (1) Jiangxi Huiyi is subject to government’s investigation or penalty;(2) Jiangxi Huiyi gets into litigation, arbitration or any other judicial procedures; (3) any change that has significant adverse impact on financials, business, assets, liabilities, operation or future prospects of Jiangxi Huiyi.

“RMB” refers to legal currency of China.

“The Third Party” refers to any natural person, legal person, other organization or entity other than the parties to this Agreement.

“Business Days” refers to the legal working days in China.

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“Closing Date” refers to the date on which Jiangxi Huiyi completes its alteration registration procedures with Industrial and Commercial Administration Bureau, changes and registers the transferee as its sole shareholder, and total amount of the transfer price (including the Second Payment of the transfer price) had been paid off.

1.2 Captions inserted for various clauses in this Agreement for easy convenience of reference only and shall not be deemed to be a part of this Agreement or to restrict its explanation for the clause it refers to.

1.3 Any reference to this Agreement shall be construed as including the relevant agreement as may be amended, altered or renewed.

Chapter II Transfer of Shares

Article 2 Transfer of Share

According to the conditions and terms agreed in this Agreement, the transferors hereby agree to transfer to the transferee and the transferee agrees to acquire all (100%) of the transferors’ ownership interest in Jiangxi Huiyi and all its related rights and obligations, including but not limited to general shareholder’s right and all rights to receive dividends, to accept or subscribe dividend stock or to newly issue additional stock, however, it does not include any claim or encumbrance arising from events occurring prior to the closing date.

Article 3 Calculation and Payment of Transfer Price and Share Delivery

3.1 The transferors and the transferee, through negotiation, agreed that the transfer price shall be calculated as 1:1 of registered capital of Jiangxi Huiyi, namely RMB50 million yuan (SAY: Fifty Million Yuan Only, hereinafter referred to as “Transfer Price”).

3.2 Payment of the Transfer Price:

(1) The transferors shall pay the transferee 50% of the Transfer Price, amounting to RMB25 million yuan ( SAY: Twenty-five Million Yuan Only, hereinafter referred to as “the first transfer payment”), of which RMB15 million yuan to Liao Zongjiang, RMB5.25 million yuan to Liao Chunsheng and RMB4,75 million yuan to Liao Caijin, within 5 business days after the signing date;

(2) The transferor shall assist the transferee to complete relevant industrial and commercial alteration registration and other equity transfer procedures within 10 business days after receiving the first transfer payment.

The transferee shall pay the transferors the remaining 50% of the Transfer Price (hereinafter referred to as “the second transfer payment”), totaling RMB25 million yuan (SAY: Twenty-five Million Yuan Only), of which, RMB15 million yuan to Liao Zongjiang, RMB5.25 million yuan to Liao Chunsheng and RMB4.75 million yuan to Liao Caijin within 15 business days after completing the above alteration registration and transfer procedures and settling the debts between the transferors and Jiangxi Huiyi.

(3) The transferors shall designate the following bank accounts according to the shareholding ratio as the collection account for accepting the share Transfer Price from the transferee:

Beneficiary: Liao Zongjiang

Name of Bank: Shaanxi Province Nanzheng Branch, Bank of China

Account Number: XXXXXX

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Beneficiary: Liao Chunsheng

Name of Bank: Hanzhong Tianhan Avenue Branch, Bank of China

Account Number: XXXXXX

Beneficiary: Liao Caijin

Name of Bank: Xinyu City High-tec Branch, Bank of Communications

Account Number: XXXXXX

3.3 Within 5 working days after the transferors receive the first transfer payment, the transferors shall hand over or cause the relevant person to hand over all the materials, document and information relating to or owned by Jiangxi Huiyi to the transferee or its designated representative, including but not limited to the official seal, financial seal, contract seal, account information, financial voucher and account book (including but not limited to the change of personal seal reserved by Jiangxi Huiyi in the bank to the personal seal of the person designated by the transferee), approval, license, permit, customer information, agreement, employee information, technical information, etc. All necessary measures shall be taken to ensure that the transferee can completely control all the assets and production and operation activities of Jiangxi Huiyi (the original official seal, financial seal, contract seal and personal seal of Jiangxi Huiyi shall be destroyed face to face by both parties and the new seal shall be adopted).

Article 4 Prerequisite for Payment of Transfer Price

The prerequisite for the transferee to pay the Transfer Price to the transferors is that Jiangxi Huiyi has not suffered or undertaken any material adverse change from the signing date to the end of the second transfer payment.

Article 5 Taxes and Fees

5.1 Except as otherwise provided herein, both parties shall respectively bear its own costs, charges and expenses arising from or related to the negotiating, signing and completion of this Agreement and all matters anticipated or related to this Agreement.

5.2 Both parties shall bear the legal taxes and fees arising from the signing and performance of this Agreement in accordance with the relevant laws, and there is no obligation of paying, withholding between them.

Chapter III Representation and Warranty of Both Parties

Article 6 Representation and Warranty of Both Parties

6.1 The transferors and the transferee hereby confirm that this Agreement shall become binding on both parties upon the date of signing this Agreement.

6.2 When signing this Agreement, the transferors and the transferee declare that all statements and materials provided to the other party or its consultants (including but not limited to lawyers, auditors, appraisers, financial consultants, and others.) before the signing date are still true, accurate, complete and valid.

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6.3 The transferors and the transferee agree that any agreement or other document related to the share transfer signed between the two parties before the conclusion of this Agreement shall have the same effect as this Agreement. In the event of any conflict between this Agreement and any agreement or other document relating to this share transfer signed between the parties prior to the conclusion of this Agreement, this Agreement shall prevail.

6.4 All the rights and obligations previously entitled to and burdened by the transferors shall be entitled to or burdened by the transferee after the closing date.

6.5 Both parties shall make joint efforts and cooperate with each other to complete all procedures related with the transfer, including but not limited to related change registration, endorsement and other work. The resulting handling fees and application fees shall be borne by Jiangxi Huiyi.

Chapter IV Representation and Warranty of the Transferors

Article 7 General Representation and Warranty of the Transferors

7.1 As of the closing date, various representation and warranty made by the transferors in this Agreement and all the document and material submitted to the transferee as agreed herein shall be true, accurate and complete.

7.2 There is no litigation, arbitration, other judicial or administrative proceedings against the transferors or Jiangxi Huiyi that are in progress or will be in progress and will affect the signing or performance of this Agreement.

7.3 The transferors have full civil capacity to sign this Agreement and perform all its obligations. The signing of this Agreement and the performance of all obligations by the transferors will not conflict with or violate any laws, regulations, regulations, authorization or approval of government agencies, or the agreements binding on the transferors, nor will it constitute non performance, incomplete performance or inability to perform the above provisions.

7.4 The transferors are the legal owners of the transferred shares and have all such authorization and rights enabling it to transfer the share to the transferee.

7.5 As of the closing date, there is no claim or encumbrance of any kind (including but not limited to any form of option, acquisition right, security right or any other forms of third-party interest) against the share transfer.

Article 8 Representation and Warranty of the Transferors

8.1 Jiangxi Huiyi is an enterprise legal person registered and established in accordance with the laws of China, which legally exists and operates in accordance with the laws of China. The registered capital of Jiangxi Huiyi has been paid in full, and there is no fraudulent investment, false investment or withdrawal of investment.

8.2 Jiangxi Huiyi has never been subject to any investigation, litigation, dispute, claim or other procedures (which have occurred or may occur), nor has it received any administrative punishment. In addition, prior to the signing date, the transferors have fully disclosed all information of Jiangxi Huiyi to the transferee.

8.3 All the taxes, expenses, charges and fines that request to be paid to government by Jiangxi Huiyi have been fully paid off. As of the signing date, Jiangxi Huiyi has not defaulted on any tax, expense, charge or fine, and has not defaulted on any cost or expense required by government departments to make up for product defects or correct misconduct.

8.4 Jiangxi Huiyi has obtained all the necessary approvals, licenses and consents for production and operation, and has completed all the necessary registration and filling and has carried out production and operation in accordance with the business scope of its business license.

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8.5 The production, operation and business of Jiangxi Huiyi are fully subject to related laws and regulations. If Jiangxi Huiyi is subject to any administrative penalty due to any matter happened prior to the signing date, the transferors shall fully compensate the transferee for all the losses incurred by Jiangxi Huiyi.

8.6 From the signing date, the transferee has right to assign its financial personnel to Jiangxi Huiyi; From the signing date till the closing date, all financial expenses of Jiangxi Huiyi can only be carried out with the consent of the financial personnel dispatched by the transferors. On the closing date, the financial personnel of the transferors and the transferee carry out financial delivery.

8.7 Before the closing date, the transferors shall be responsible for the normal operation and management of Jiangxi Huiyi and guarantee that its operation and business will not produce or suffer any material adverse changes.

8.8 As of the closing date, Jiangxi Yihui has not made any investment in any company or any other enterprise legal person.

8.9 Before the signing date, the transferors have fully disclosed all information about debts undertaken by Jiangxi Huiyi. As of the closing date, such information is still true, accurate and complete.

8.10 Prior to the closing date, Jiangxi Huiyi has paid off all the taxes required by applicable laws of China.

8.11 As of the closing date, all the production processes and technologies adopted by Jiangxi Huiyi, and its intellectual property (including but not limited to patents, trademarks, know-how and others) are full in conformity with related laws and regulations, standards and industrial norms, there is no infringe of other people’s intellectual property.

8.12 The transferee is entitled to demand the transferors to bear responsibility and compensate the transferee for all the direct and indirect losses suffered, provided that the transferors violate any above representation or guaranty or fail to fulfil any prerequisite in this agreement.

8.13 The transferors agree to sign a Non-compete Agreement with the transferee, and ensure that key management and technical personnel of the transferors agree to sign the Non-compete Agreement with the transferee; It is stipulated that without the prior written consent of the transferee, it shall not directly or indirectly operate in the same or similar industries as the transferee and its customers or suppliers, or in other industries competitive with the transferee in any way, or hold any equity interest in the above entities, unless such operation or holding equity interest is through the transferee.

Chapter V Representation and Warranty of the Transferee

Article 9 Representation and Warranty of the Transferee

9.1 The transferee is an enterprise legal person registered and established in accordance with the laws of China, which legally exists and operates in accordance with the laws of China.

9.2 The signing of this Agreement and the performance of all obligations by the transferee will not conflict with or violate any laws, regulations, rules, authorization or approval of government agencies, or any agreement to which the transferee is a party or is bound, nor will it constitute non performance or incomplete performance or inability to perform the above provisions.

9.3 There is no any litigation, arbitration, or other judicial or administrative procedures that seriously affect the signing or performance of this agreement by the transferee.

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Chapter VI Employees

Article 10 Employees

All the existing employees of Jiangxi Huiyi will continue to be employed by the transferee when the share transfer is completed. In principle, the employment conditions and treatment shall refer to the existing standards and be implemented in accordance with relevant laws and regulations. After that, Jiangxi Huiyi will determine the number of workers and employment system according to its business needs.

Chapter VII Confidentiality

Article 11 Confidentiality

11.1 One party has disclosed or may disclose to the other party confidential and proprietary information (including written and non-written information, hereinafter referred to as “confidential information”) concerning its own business, financial status and other undisclosed matters. Unless otherwise agreed, the receiving party shall:

11.1.1 Keep secret on the confidential information;

11.1.2 The confidential information shall not be disclosed to any third party except for Party B’s employee who need to know the confidential information for performing their duties.

11.2 Article 11.1 is not applicable to the following information:

11.2.1 Prior to the disclosure to the receiving party, the receiving party has obtained such information from the existing written records and the written records can prove such information;

11.2.2 Information that is not known to the public as a result of the recipient’s breach of this Agreement;

11.2.3 Information obtained by the receiving party from a third party who has no obligation of confidentiality.

11.3 The provisions of Chapter VII of this Agreement shall be legally binding on any natural or legal person who has been a party to this agreement, even if he ceases to be a party to this agreement due to the transfer of his rights and obligations under this Agreement.

Chapter VIII Breach of Contract

Article 12 Liability for Breach of Representation and Warranty

12.1 If there is any mistake or omission in one party’s representation and warranty and that may materially affect the other party’s signing this agreement, or representation or warranty, in any aspect, are misleading or untrue, then the other party has right to demand the defaulting party full amount of compensation for any loss(including but not limited to lawyer’s fee, litigation fee and arbitration fee) caused by its mistake, omission, misleading and false representation or warranty or by its breach of its representation and warranty.

12.2 Each representation and warranty in this agreement shall be interpreted independently.

12.3 .For the avoidance of any ambiguity, the transferors hereby unconditionally and irrevocably confirm that it will be liable for any breach of representation or warranty

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Article 13 Liability for Breach of Contract

13.1 If one party has any breach of contract, the breaching party shall be liable to the other party for the breach according to this agreement and laws of China. If both parties breach the contract, the breaching party shall bear the losses and other liabilities caused by their respective breach to the other party.

13.2 If the transferors violate any of the representations, guarantees or obligations in this Agreement not due to the intentional or gross negligence of the transferee, the transferors shall compensate the transferee for all direct and indirect losses suffered by the transferee, and shall also compensate the transferee for RMB 5 million.

Chapter IX Force Majeure

Article 14 Force Majeure

14.1 “Force Majeure” refers to special events such as earthquake, typhoon, flood, fire, war, political turmoil and other events recognized as “force majeure” by Chinese law.

14.2 When the force majeure occurs, the obligations of the party affected by the event and any period of the party bound by this agreement will be suspended during the occurrence of the force majeure and automatically postponed. The extended period is the same as the suspension period, and the party does not need to bear the liability for breach of contract as agreed in this Agreement.

14.3 The party claiming the force majeure shall immediately notify the other party in writing and provide the evidence of the occurrence and existence of the force majeure issued by the notary authority within five (5) business days thereafter. The party claiming force majeure shall try its best to eliminate the adverse effects of the force majeure.

Chapter X Disputes Resolution

Article 15 Arbitration

Any dispute arising from or in connection with this agreement shall be settled through friendly negotiation. If negotiation fails, it shall be decided by the people’s court of the place where this Agreement is signed.

Chapter XI Applicable Laws

Article 16 Applicable Laws

The conclusion, validity, explanation, implementation of this Agreement shall be governed by the laws and regulations of the PRC. Any disputes arising from this Agreement shall be determined in accordance with the laws of China.

Chapter XII Miscellaneous

Article 17 Waiver

Failure to exercise or delay in exercising a right under this Agreement by either party shall not be deemed as a waiver of such right; any single or partial exercise of a right does not exclude the re-exercise of that right in the future.

Article 18 Transfer

Unless otherwise specified, neither party may not transfer in whole or in part any of its rights or obligations under this Agreement without prior written consent of the other party.

Article 19 Amendment

19.1 This agreement is entered into for the benefit of both parties and their respective successors and assigns, and shall be legally binding on them.

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19.2 This agreement shall not be amended verbally. Only with the written agreement signed by both parties can this Agreement be amended.

Article 20 Severability

Should any provisions of this Agreement be invalid, the validity of the remaining provisions of this Agreement shall not be affected.

Article 21 Languages

This Agreement is made in English and Chinese, Chinese version shall prevail in the event of discrepancy between English and Chinese.

Article 22 Validity

This Agreement shall come into force as of the date of signing. The Chinese original of this Agreement shall be made in sextuplicate. Each transferor shall hold one original, the transferee shall hold one original, and one original shall be sent to the relevant management department, the remaining one shall be kept on file by Jiangxi Huiyi.

Article 23 Notice

23.1 Unless otherwise specified, any notice or communication given by one party to the other party under this Agreement shall be written in Chinese and sent by express delivery service or fax in the form of letter. The notice or communication submitted by express service shall be confirmed within 5 business days after it is submitted to the express services. The effective date of a notice or communication given under this Agreement shall be the date of receipt. If it is sent by fax, the fifth business day after sending shall be regarded as the date of receiving, but there shall be a fax receipt confirmation as evidence.

23.2 Any notice and communication shall be delivered to the following address:

Correspondence address of Party A : No.468 Xinji Road, Qiubin Neighborhood, Wucheng District, Jinhua City, Zhejiang Province

Zhejiang Kandi Technologies Group, Co., Ltd.

Tel: 0579-82239856

Attention:

Correspondence address of Party B: No. 919, Longtan Road, High-Tech Zone, Xinyu City, Jiangxi Province.

Tel: 17307902188

Attention:

Article 24 Entire Agreement

This Agreement constitutes the entire agreement of both parties on the transaction agreed in this Agreement, and replaces all previous discussions, negotiations and agreements of both parties on the transaction under this agreement, with the same effect.

Article 25 Special Agreement

This Agreement shall be executed after being approved by the board of directors of Zhejiang Kandi Technologies Group Co., Ltd. and the board of directors of Kandi Technologies Group, Inc.

(no text below)

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IN WITNESS HEREOF, Party A and Party B have executed this Agreement as of the date first above written.

Party A: Zhejiang Kandi Technologies Group, Co., Ltd.

Seal:

Authorized representative’s signature : _________________________

Party B:

Signature: __________________________

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